Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public
Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of
our reports: (1) dated April 22, 2010 with respect to the financial statements of Principal Life
Insurance Company Variable Life Separate Account, (2) dated March 15, 2010 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated
March 15, 2010, with respect to the financial statement schedules of Principal Life Insurance
Company, in Post-Effective Amendment No. 22 to the Registration Statement (Form N-6,
No. 333-00101) of Principal Life Insurance Company Variable Life Separate Account and the
related prospectus of the Flexible Premium Variable Universal Life.

/s/Ernst & Young LLP

Des Moines, Iowa
April 22, 2010